Exhibit 10.1

Innovative Food Holdings Announces 1st Quarter Results and Shows Record Positive Operating Income.

Naples, Florida  May 20, 2009-  Innovative Food Holdings (OTC:BB – IVFH) a marketer and purveyor of  high quality gourmet food products throughout the United States, announced today it’s first quarter fiscal year 2009 results.

First Quarter Results:

The Company reported net GAAP income of $1.28 million or $0.007 per share vs. a loss of ($1.95 million) or ($0.011) per share a year earlier. GAAP income per share for the quarter included one-time gains for the retirement of debt and other gains as a result of the revaluation of certain liabilities related to the debt retirement.

The company reported net operating income (income before interest expenses and other gains and losses) of $26,420 a significant improvement compared to an operating loss of  ($19,985) for the same quarter last year.

Net revenues for the quarter were $1.600 million for the quarter ended March 31, 2009 down slightly from net revenues of $1.603 million for the same period a year ago.

Operating Highlights for the quarter included:

Achieved record operating income and reported positive operating income for the first time in the company’s history.

Maintained revenues and a strong customer base despite significant economic challenges across the United States and especially difficult economic conditions within the restaurant and hospitality sector.

The Company also improved its balance sheet through the retirement of liabilities at a discount resulting in a gain of $222,656 and the reduction of net liabilities in that amount off the Company’s balance sheet.

The CEO of Innovative Food Holdings, Inc. Mr. Sam Klepfish said “We are extremely excited by the first quarter operating results.  We believe that the our historic positive operating income is a milestone for the company and provides another validation for our strategic operating plan which emphasizes our core competencies and a strong focus on bottom line growth.  In addition, despite overall flat revenues for the quarter, we experienced an uptick in revenue growth towards the end of the first quarter and that revenue growth has continued into the second quarter.”

Mr. Klepfish further noted “These results are a testament to the hard work of all our employees and to the attractiveness of our offerings. It is important to point out that we believe that it is a significant achievement for the company to be able to report strong quarterly results in an extremely challenging economic environment overall and in an especially difficult economic environment for the restaurant and hospitality sector.  I believe that the steps we have taken to solidify our business, which are reflected in our quarterly results, will allow us to be optimally positioned for further growth when economic conditions improve.”

About Innovative Food Holdings: Innovative Food Holdings, Inc., through its wholly owned subsidiaries, is in the business of marketing and selling high quality gourmet food.

Food Innovations, Inc., in partnership with one of the largest foodservice distributors in the Unites States, provides the highest quality gourmet food products to professional chefs throughout the United States. To learn more, visit the Food Innovations website at www.foodinno.com. Food Innovations is a wholly owned subsidiary of Innovative Food Holdings, Inc.

For the Gourmet, Inc., through its soon-to-be-launched website, and through additional sales channels, provides the highest quality gourmet food products to the retail consumer market. To learn more, visit the For The Gourmet website at www.forthegourmet.com. For The Gourmet is a wholly owned subsidiary of Innovative Food Holdings, Inc.

This release contains certain forward-looking statements and information relating to Innovative Food Holdings, Inc. (the "Company") that are based on the beliefs of the Company's management, as well as assumptions made by, and information currently available to, the Company. Such statements reflect the current views of the Company with respect to future events and are subject to certain assumptions, including those described in this release. Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those described herein as should, could, anticipated, believed, intended, potentially or expected. The Company does not intend to update these forward-looking statements.

Contact:

     Media Contact:
     March Noble Communications
     Dylan Hundley
     (646) 435-4069
     info@marchnoble.com

     Innovative Food Holdings, Inc.
     Sam Klepfish
     (239) 449-3235
     sklepfish@innovativefoodholdings.com

     Innovative Food Holdings, Inc.
     IR@Innovativefoodholdings.com